EXHIBIT 10.9
March 16, 2004


Mr. Fred Hudson
Charlottesville, VA

Via email

Dear Fred;

      I am very pleased to confirm the understanding we have reached for you to join our senior management team at iSECUREtrac. Your role will be as senior sales executive, with responsibility to plan, build, and manage the direct sales organization for iST. Your initial title will be Senior Vice President, Sales, and report directly to our President, Jim Stark.

      As discussed, your base salary will be $100,000 annually, and we will establish a bonus plan tied to performance objectives. Additionally, you will receive a grant of 500,000 options for ISRE stock, at a strike price of $0.41, becoming vested and exercisable into registered shares at the rate of 1/24 per month for 24 months, with vesting acceleration provisions tied to change of control and company performance. Your primary office will be at your home in Charlottesville, and we will provide you with the necessary support services, including a dedicated line, internet access, and cell phone.

      Fred, I am excited about iST's opportunity to become the leader in offender tracking, and all of the management are looking forward to your arrival and confident that you will play a very important role in our growth.

                                                Sincerely,

                                                /s/ Michael P. May

                                                Michael P. May
                                                Chairman